Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Table

SC TO-I

(Form Type)

Apollo Debt Solutions BDC

(Name of Issuer)

Apollo Debt Solutions BDC

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	—	—	—

Fees Previously Paid	$408,839,349.98 (1)	0.00015310	$62,593.30 (2)

Total Transaction Valuation	$408,839,349.98 (1)		$62,593.30

Total Fees Due for Filing			—

Total Fees Previously Paid			$62,593.30

Total Fee Offsets			—

Net Fee Due			$0.00

(1)

Calculated as the aggregate maximum purchase price for shares of beneficial interest. The fee of $62,593.30 was paid in connection with the filing of the Schedule TO-I by Apollo Debt Solutions BDC (File No. 005-93670) on November 15, 2024 (the “Schedule TO”).

(2)

Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	Apollo Debt Solutions BDC	SC TO-I	005-93670	November 15, 2024		$62,593.30

Fee Offset Sources					November 15, 2024		$62,593.30